Exhibit 3.1

MARVELL TECHNOLOGY, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND

LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), MARVELL TECHNOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the First Amended and Restated Certificate of Incorporation (as the same has been amended, restated, or amended and restated to date, the “Certificate of Incorporation”) of the Corporation, as filed with the Secretary of State of the State of Delaware, authorizes the issuance of 1,258,000,000 shares of capital stock, consisting of 1,250,000,000 shares of common stock, par value $0.002 per share (“Common Stock”), and 8,000,000 shares of preferred stock, par value $0.002 per share (“Preferred Stock”);

That, subject to the provisions of the Certificate of Incorporation and the limitations prescribed by law, the board of directors of the Corporation (the “Board”) is authorized to provide by resolution and by causing the filing of a certificate of designations for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series; and

That, on March 30, 2026, a duly authorized committee of the Board adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Preferred Stock”:

RESOLVED, that, in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation is hereby authorized, and the number of shares to be included in such series, and the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Preferred Stock included in such series, shall be as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the U.S. Securities Act of 1933, as amended.

“Business Day” means any day other than a Saturday, Sunday, or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Common Stock” means the Corporation’s common stock, par value $0.002 per share, and stock of any other class of securities into which such securities may hereafter be reclassified into.

“Common Stock Equivalents” means any securities of the Corporation or the subsidiaries of the Corporation, whether or not vested or otherwise convertible or exercisable into shares of Common Stock at the time of such issuance, which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time exercisable for, convertible into, or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” has the meaning set forth in Section 6(c).

“Conversion Ratio” means, for each share of Series A Preferred Stock, initially, 10.8890 shares of Common Stock, subject to adjustment pursuant to Section 7 hereof and pursuant to Section 5.16 of the Stock Purchase Agreement, dated as of March 31, 2026, by and between the Corporation and NVIDIA Corporation.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Deemed Liquidation Event” means (a) a merger or consolidation in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to the Corporation or a wholly owned subsidiary of the Corporation.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Holder” means any holder of Series A Preferred Stock.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded.

“Liquidation” has the meaning set forth in Section 5.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Qualified Sale” means the sale of Series A Preferred Stock to the Corporation or a non-Affiliate of the Holder. For avoidance of doubt, a written (including any electronic) communication from a broker-dealer that a Holder has placed a sell order for shares of Common Stock issuable upon conversion of Series A Preferred Stock, or an executed copy of a stock purchase agreement with the Corporation (as purchaser) or a non-Affiliate of the Holder, shall be deemed to evidence a Qualified Sale.

“Series A Preferred Stock” has the meaning set forth in Section 2(a).

“Stated Value” means, with respect to any share of Series A Preferred Stock, $1,000.

“Trading Day” means a Business Day on which the Nasdaq Global Select Market (or any other national securities exchange that is the primary exchange on which the Common Stock is listed at such time) is open for business.

Section 2. Designation, Amount and Par Value; Assignment.

(a) The shares of the series of Preferred Stock designated by this Certificate of Designation are designated as the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”). The number of authorized shares of Series A Preferred Stock so designated shall be 2,000,000. That number from time to time may be increased or decreased but not below the number of shares of Series A Preferred Stock then outstanding by further resolution duly adopted by the Board, or any duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Corporation shall not have the authority to issue fractional shares of Series A Preferred Stock.

(b) The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation’s transfer agent for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time. The Corporation and its transfer agent may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. Shares of Series A Preferred Stock may be issued solely in book-entry form. The Corporation or its transfer agent shall register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the shares of Series A Preferred Stock evidencing such shares to be transferred, to the Corporation’s transfer agent. Upon any such registration or transfer, a new book-entry notation evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new book-entry notation evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder.

Section 3. Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock for which no adjustment to the Conversion Ratio is provided under Section 7, the Corporation shall simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with the Common Stock (as determined on an as-converted basis assuming all outstanding shares of Series A Preferred Stock have been converted pursuant to the terms of this Certificate of Designation as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which record holders of Common Stock entitled to receive such dividends are to be determined)).

Section 4. Voting Rights.

(a) The Corporation shall not, without the affirmative vote or consent of a majority of the outstanding shares of Series A Preferred Stock, alter or change adversely the powers, preferences or rights of the Series A Preferred Stock or alter or amend this Certificate of Designation.

(b) Other than with respect to the election of directors of the Corporation, for which Holders of Series A Preferred Stock shall not be entitled to vote, Holders of Series A Preferred Stock shall be entitled to vote together with the holders of Common Stock on all matters to be voted on by holders of Common Stock on an as-converted basis (assuming all outstanding shares of Series A Preferred Stock have been converted pursuant to the terms of this Certificate of Designation as of immediately prior to the record date of the vote (or if no record date is fixed, the date as of which record holders of Common Stock entitled to vote is to be determined)).

Section 5. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including a change of control transaction in which the assets of the Corporation are distributed, or Deemed Liquidation Event (any such event, a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Certificate of Designation immediately prior to such Liquidation, without regard to any limitations on conversion set forth herein or otherwise and without regard as to whether sufficient shares of Common Stock are available out of the Corporation’s authorized but unissued stock for the purpose of effecting the conversion of the Series A Preferred Stock.

Section 6. Conversion.

(a) Conversion at the Option of the Holders. Subject to the provisions of this Section 6, each Holder shall have the right, at any time and from time to time, to convert each share of Series A Preferred Stock held by such Holder into a number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Ratio; provided that, if applicable, no Holder shall have the right to exercise such conversion right until the expiration or termination of the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(b) Conversions Upon Qualified Sale. Subject to the provisions of this Section 6, each share of Series A Preferred Stock shall automatically convert immediately prior to the closing of a Qualified Sale of such share into a number of validly issued, fully paid and non-assessable shares of Common Stock equal to the Conversion Ratio without any further action on the part of the Corporation or the Holder.

(c) Mechanics of Conversion.

(i) Delivery of Shares Upon Conversion. As soon as practicable on or after each Conversion Date, but in any event within one (1) Business Day thereof, the Corporation shall deliver, or cause to be delivered, to the Holder, in the case of a conversion pursuant to subsection (a), or to the purchaser in the Qualified Sale, in the case of a conversion pursuant to subsection (b), a book-entry notation which will contain or be deemed to contain appropriate restrictive legends and trading restrictions, as applicable, representing the number of Conversion Shares issuable upon conversion. The Corporation shall use its best efforts to deliver any book-entry notation required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company (including the DWAC system) or another established clearing corporation performing similar functions. If any shares of Common Stock to be issued upon conversion of Series A Preferred Stock pursuant to subsection (b), above, are not sold within two (2) Business Days after the applicable Conversion Date, such shares shall ipso facto be deemed to have been converted back into Series A Preferred Stock. The “Conversion Date” means the date on which a Holder delivers to the Corporation (a) with respect to a conversion pursuant to Section 6(a), written notice of conversion, or (b) with respect to a conversion pursuant to Section 6(b), sale documentation of a Qualified Sale.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual or contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

(iii) Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the Holder based upon the Last Reported Sale Price on the Trading Day immediately prior to the Conversion Date.

(iv) Transfer Taxes. The issuance of book-entry notations for Conversion Shares shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such book-entry notation, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such book-entry notation upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such book-entry notation unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) Status as Stockholder. Subject to the penultimate sentence of Section 6(c)(i), upon each Conversion Date in which shares of the Series A Preferred Stock convert into Common Stock: (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock; and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, other than the right of the Holder to receive shares of Common Stock and payment in lieu of any fraction of a share issuable upon conversion of a share of Series A Preferred Stock. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator will be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator will be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) will become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and will become effective immediately after the effective date in the case of a subdivision or combination.

(b) Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below and other than a change of control transaction or Deemed Liquidation Event with respect to which Section 5 shall apply), then and in each such event the holder of each such share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(c) Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (a) or (b) of this Section 7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction and, in such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Ratio, as applicable) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(d) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(e) Notice to the Holders. Whenever the Conversion Ratio is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Section 8. Miscellaneous.

(a) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of a majority of shares of Series A Preferred Stock, unless a higher percentage is required by the DGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required, or unless the consent or vote of another class of capital stock is required by the DGCL, in which case the consent of such other class shall also be required.

(b) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(e) Status of Converted Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted into shares of Common Stock pursuant to Section 6 hereof, the Corporation’s Board of Directors shall take such action as is required such that such converted shares shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation and shall no longer be designated as Series A Preferred Stock.

********************

IN WITNESS WHEREOF, Marvell Technology, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock to be executed by its duly authorized officer this 31st day of March, 2026.

By:	/s/ Mark Casper
Name: Mark Casper
Title: Executive Vice President, Chief Legal Officer and Secretary

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]